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                                        March 25, 1994


Mr. A. Thomas Bender
CoastVision, Inc.
18368 Enterprise Lane
Huntington Beach, CA 92648

Dear Tom:

     The Compensation Committee has met to consider the proposals contained in your letter to me of March 14, 1994, and this letter will set forth the terms that the Committee expects to recommend to the Board on March 29, 1994. Promptly following Board approval (and, of course, assuming that these arrangements are acceptable to you), these terms can be incorporated into a simple letter agreement that amends your Severance Agreement entered into as of June 10, 1991 between you and CooperVision, Inc. ("CVI"). All capitalized terms not defined in this letter shall have the meaning ascribed to them in the Severance Agreement.

     1. As of April 1, 1994 and for at least the duration of fiscal 1994, your Annual Base Salary for serving as President of CVI shall be $210,000. In addition, as of April 1, 1994, you will begin to receive a salary of $65,000 per annum and an automobile allowance of $600 per month for serving as the Executive Vice President and Chief Operating Officer ("COO") of The Cooper Companies, Inc. ("TCC").

     2. Your fiscal 1994 IPP bonus will have two separate components. You will be eligible to participate in the CVI IPP at the 40% level, measured against one-half of the fiscal 1994 total base pay actually paid to you by CVI and TCC. In addition, you will be eligible to participate in the TCC IPP at the 50% level, also measured against one-half of the fiscal 1994 total base pay actually paid to you. In any future years in which you serve both as CVI's President and as TCC's COO, your entire base pay from CVI and TCC will constitute the salary upon which IPP bonus calcula-tions will be based (assuming such bonus plan is in effect), however, the performance criteria applied for determining the

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Mr. A. Thomas Bender
March 25, 1994
Page 2


amount of your IPP bonus will be those of TCC alone. At such time as you resign from the position of COO, or the Board determines, for any reason, that you should relinquish the COO position, but you continue to serve as President of CVI (or in a comparable position with another operating subsidiary), your IPP percentage will return to 40% and satisfaction of IPP targets will be measured exclusively against the performance of CVI (or the comparable entity).

     3. Your service as TCC's COO is at will, and the Board, at its sole discretion, can remove you from that position, or you may resign, at any time. In either case, you will be entitled to receive your COO salary and your automobile allowance through the date of termination as COO. Unless you are terminated from serving as COO for cause, you will also be entitled to receive a pro rata share of any IPP bonus for which you were eligible that year, taking into account the then current base salaries paid to you and the number of days in which you served as COO in the fiscal year such employment terminates, provided, however, that such payment shall only be earned and paid if and when the Board of Directors of TCC shall have declared IPP targets to have been achieved, and other participants in the TCC IPP receive IPP payments from TCC.

     4. Despite the language of Section 17(b) of your Severance Agreement, if you cease to serve as TCC's COO (whether due to a decision made by you or by TCC in its sole discretion) or if your responsibilities as COO are reduced and the compensation and/or fringe benefits paid in connection with your services as COO are reduced, you shall not have the ability to terminate your employment with CVI for Good Reason. Similarly, as long as you serve as President of CVI or hold another position of comparable stature, your removal or resignation, for any reason, from the position of COO will not constitute a termination under Sections 3, 4, 5, 6 or 7 of your Severance Agreement.

     5. The Compensation Committee has authorized the grant to you of options to acquire shares of TCC common stock. The inten-tion is to provide for the following:

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Mr. A. Thomas Bender
March 25, 1994
Page 3

     (i) A grant, made on March 29, 1994, of an option to acquire 100,000 shares of TCC common stock. The option will have a term of ten years and an exercise price equal to the fair market value of a share of TCC's common stock on March 29, 1994. The option will become exercisable during its first five years only when two tests are satisfied: (a) the option will have been held for a specified period of time and (b) TCC's common stock will be trading at designated price levels. During the next 4-1/2 years, the option will become exercisable only if the stock trades at an even higher level.

          Specifically, one-quarter of the option will potentially become exercisable on the date of grant. Additional quarters will potentially become exercisable on the first, second and third anniversaries of the date of grant. Whether the option can actually be exercised, however, will also depend on the prices at which TCC's common stock is trading during those years. One-third of the option will become exercisable the first time within the first five years of the option's term that the TCC common stock hits the "price levels" (as such term will be defined in your option agreement) of $1.50, $3.00 and $5.00. Before you can exercise any portion of the option both tests must have been met with respect to the number of shares you seek to acquire upon exercise. During years 6 through 9-1/2 of the option's term, any portion of the option that has not yet become exercisable will vest only if the TCC common stock hits a "price level" of $10.00 per share. Any portion of the option still unvested 9-1/2 years following its grant will vest at that time. The preceding sentences assume your continued employment as the COO of TCC. Should you cease to serve as COO, your options will be forfeited.

     The following example should prove helpful in illustrating the working of your options.

     When you receive an option to purchase 100,000 shares, 25,000 of those shares will have no time requirement attached to them.
You would not be able to purchase them, however, unless the TCC common stock has reached a price level of $1.50.

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Mr. A. Thomas Bender
March 25, 1994
Page 4

     Assuming that the TCC common stock reaches a price level of at least $1.50 on June 1, 1994, at that time, you would be entitled to exercise one-third of your option, and thereby acquire 33,333 shares IF AND ONLY IF your holding period requirement was also met. On June 1, 1994, you will have only met the holding period with respect to 25,000 shares and, accordingly, could not exercise more than 1/4 of your option.

     As of the first anniversary of your service as COO, the second 1/4 of your option will become exercisable, based upon having completed the one-year holding period requirement. However, if the price of the TCC common stock on that date has not yet hit the $3.00 price level, you would only be able to exercise your option for an additional 8,333 shares (up to the total of 33,333 shares). If the $3.00 price level test has been satisfied by June 1, 1994, you could exercise your option for an additional 25,000 shares, such that you would have the right to acquire up to 50,000 shares.

     If any portion of your option does not become exercisable during the first five years of its term due to the failure of the stock to reach any or all of the $1.50, $3.00 or $5.00 price levels, you will only be able to exercise the option in years 6 through 9-1/2 with respect to those unexercisable shares if the price of TCC's common stock satisfies the $10.00 price level test.

     During the last six months of the option's term, it will become exercisable in full, whether or not the price level tests have been satisfied. Any portion of the option which remains unexercised on the tenth anniversary of the date of grant will be forfeited.

     (ii) Assuming you are still COO in the month of March in each of the next three years, you will be granted additional options. Each option will entitle you to purchase up to 33,333 shares of TCC common stock. The exercise prices will equal the then current fair market value of TCC's common stock, and the option terms will be ten years from the date of grant. Each option will become exercisable upon the same terms and conditions as were described in
(i) above.

          As noted above, all unvested portions of these options will be forfeited on the date your position as TCC's COO terminates. You will have three months from that date to exercise

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Mr. A. Thomas Bender
March 25, 1994
Page 5


any then exercisable portions of the options. Any remaining exercisable but unexercised options will be forfeited at the end of that three-month period.

     6. All references to "Company" in Sections 14, 15 and 17(a) of the Severance Agreement will be amended to read "Companies", which is to have the meaning contained in Section 13, and other appropriate changes will be made to the notice provisions in
Section 16(c).

     7. Notwithstanding Section 2 of the Severance Agreement, if at some future time you relinquish your position at CVI and serve exclusively as an officer of TCC, your Severance Agreement will terminate and a new agreement between you and TCC will be negotiated.

     Although these terms differ somewhat from your proposal, the Committee believes they are fair and appropriate and we hope they will be acceptable to you. Please call me within the next few days to give me your thoughts.

     On behalf of the Board of Directors, please also accept my best wishes as you assume your new position. We all have a high degree of confidence in you, and look forward to working with you.

                                   Sincerely,


                                   /s/ Michael H. Kalkstein
                                   Michael H. Kalkstein
                                   Chairman of the Compensation
                                   Committee of the
                                   Board of Directors